SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)(1)



                             PEOPLES BANKCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   710811 10 0
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

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CUSIP NO. 710811 10 0                   13G                    PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------


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1          NAMES OF REPORTING PERSONS:
           PEOPLES BANKCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           16-1560887
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NEW YORK

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER         10,751
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER    10,751
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             10,751
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.06%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 710811 10 0                   13G                    PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           ROBERT E. HENTSCHEL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF         5      SOLE VOTING POWER             5,390
         SHARES          -------------------------------------------------------
      BENEFICIALLY       6      SHARED VOTING POWER          10,751 (1)
        OWNED BY         -------------------------------------------------------
          EACH           7      SOLE DISPOSITIVE POWER        5,390
       REPORTING         -------------------------------------------------------
         PERSON          8      SHARED DISPOSITIVE POWER     10,751 (1)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11,290
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.46%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 10,751 allocated and unallocated shares held by the Peoples Bankcorp, Inc. Employee Stock Ownership Plan Trust.

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CUSIP NO. 710811 10 0                   13G                    PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           ANTHONY P. LEBARGE, SR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   5,160
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                10,751 (1)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              5,160
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER            10,751 (1)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             15,911
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.92%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 10,751 allocated and unallocated shares held by the Peoples Bankcorp, Inc. Employee Stock Ownership Plan Trust.

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CUSIP NO. 710811 10 0                   13G                    PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------


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1          NAMES OF REPORTING PERSONS:
           GEORGE E. SILVER

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 7,360
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              10,751 (1)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            7,360
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         10,751 (1)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             18,111
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.57%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 10,751 allocated and unallocated shares held by the Peoples Bankcorp, Inc. Employee Stock Ownership Plan Trust.

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CUSIP NO. 710811 10 0                  13G                     PAGE 6 OF 9 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           WESLEY L. STITT

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                5,160
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             10,751 (1)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           5,160
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        10,751 (1)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             15,911
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.92%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 10,751 allocated and unallocated shares held by the Peoples Bankcorp, Inc. Employee Stock Ownership Plan Trust.

                                                  ------------------------------
                                                         PAGE 7 OF 9 PAGES
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

ITEM 1(a)   NAME OF ISSUER:
     Peoples Bankcorp, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     825 State Street
     Ogdensburg, New York 13669

ITEM 2(a)   NAME OF PERSON(S) FILING:
     Peoples Bankcorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Anthony P. LeBarge, Robert
E. Hentschel, Wesley L. Stitt, and George E. Silver.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(c)   CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(e)   CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                  ------------------------------
                                                         PAGE 8 OF 9 PAGES
                                                  ------------------------------
ITEM 4.     OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Peoples Bankcorp, Inc., in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.    CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                        PAGE 9 OF 9 PAGES
                                                  ------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PEOPLES BANKCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Anthony P. LeBarge                                       March 12, 2003
-------------------------------------------------            --------------
Anthony P. LeBarge, as Trustee                                Date

/s/ Robert E. Hentschel                                      March 12, 2003
-------------------------------------------------            --------------
Robert E. Hentschel, as Trustee                               Date

/s/ Wesley L. Stitt                                          March 12, 2003
-------------------------------------------------            --------------
Wesley L. Stitt, as Trustee                                   Date

/s/ George E. Silver                                         March 12, 2003
-------------------------------------------------            --------------
George E. Silver, as Trustee                                  Date


/s/ Anthony P. LeBarge                                       March 12, 2003
-------------------------------------------------            --------------
Anthony P. LeBarge, as an Individual Stockholder              Date

/s/ Robert E. Hentschel                                      March 12, 2003
-------------------------------------------------            --------------
Robert E. Hentschel, as an Individual Stockholder             Date

/s/ Wesley L. Stitt                                          March 12, 2003
-------------------------------------------------            --------------
Wesley L. Stitt, as an Individual Stockholder                          Date

/s/ George E. Silver                                         March 12, 2003
-------------------------------------------------            --------------
George E. Silver, as an Individual Stockholder                Date